CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the registration statement on Form N-1A (File No. 811-7513 and 333-515) ("Registration Statement") of our reports dated August 22, 2003, relating to the financial statements and financial highlights appearing in the June 30, 2003 Annual Reports of Putnam International Growth and Income Fund and Putnam Small Cap Growth Fund, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
October 24, 2003